Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Liquidia Technologies, Inc. of our report dated March 16, 2020 relating to the financial statements which appears in Liquidia Technologies Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ PricewaterhouseCoopers LLP
Raleigh, North Carolina
March 24, 2020